Exhibit (a)(10)

RBC Funds Trust

Officer’s Certificate

THE UNDERSIGNED, Secretary of RBC Funds Trust, a multi-series Delaware statutory trust registered as an open-end management investment company under the Investment Company Act of 1940, as amended, does hereby certify that the following resolutions, with respect to the RBC Mid Cap Value Fund, a series of the Trust, all in accordance with the laws of the State of Delaware and pursuant to Article VIII, Section 6 of the Agreement and Declaration of Trust of the Trust. The resolutions serve to establish and designate Class A shares as a new class for the Fund having all the relative rights and preferences as described in the Declaration of Trust.

At a duly held meeting of the Board of Trustees on September 29, 2015 the following resolutions were duly adopted by unanimous consent of the Trustees:

WHEREAS, the RBC Mid Cap Value Fund is a separate series of the Trust (the “Fund”) and currently offers Class I Shares; and

WHEREAS, the Adviser has recommended the establishment and designation of Class A Shares for the Fund; and

WHEREAS, the Trust’s Declaration of Trust (the “Trust Instrument”) authorizes the Board of Trustees to divide the shares of beneficial interest of any series of the Trust into separate classes of shares and to establish the variations in the relative rights and preferences as between the different classes of shares by adoption of a resolution pursuant to Article III, Sections 1 and 6 of the Trust Instrument.

NOW, THEREFORE, IT IS

RESOLVED, that Class A shares of the Fund are hereby established and designated as a new class of shares of the Fund, and an unlimited number of shares are authorized to such class; and

FURTHER RESOLVED, that said new Class A shares shall be subject to the rights, preferences, voting powers, restrictions, limitations to dividends, qualifications and terms of redemption as set forth in the Trust Instrument, except to the extent any differences, not inconsistent with said Trust Instrument, are expressly approved by a majority of the Trustees by resolution or written instrument; and it shall have all the relative rights and preferences as described in the Trust Instrument; and

FURTHER RESOLVED, that when issued and paid for as contemplated in the Fund’s prospectus, Class A Shares shall be validly issued, fully paid and non-assessable; and

FURTHER RESOLVED, that the proper officers of the Trust be, and each of them hereby is, authorized and directed to prepare a certificate evidencing the Board’s above establishment and designation of the Trust’s additional class of shares of beneficial interest and to insert a copy of such certificate in the Trust’s minute book and to see that a copy is kept at the Trust’s principal office for the transaction of its business.

IN WITNESS WHEREOF, I have hereunto set my hand as such officer of the Trust as of the 23rd day of October, 2015.

RBC FUNDS TRUST
By:	/s/ Lee Thoresen
Lee Thoresen
Secretary